As filed with the Securities and Exchange Commission on April 14, 2022

Registration No. 333-230381

Registration No. 333-234709

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-230381)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-234709)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cypress Environmental Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	61-1721523
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5727 S. Lewis Avenue, Suite 300, Tulsa, OK	74105
(Address of Principal Executive Offices)	(Zip Code)

Cypress Energy Partners, L.P. Employee Unit Purchase Plan

Cypress Energy Partners, L.P. 2013 Long-Term Incentive Plan

(Full Title of the Plan)

Richard M. Carson

Senior Vice President and General Counsel

Cypress Environmental Partners, L.P.

5727 South Lewis Avenue, Suite 300

Tulsa, Oklahoma 74105

(Name and Address of Agent for Service)

(918) 748-3900

(Telephone number, including area code, of agent for service)

Copies to:

Ryan J. Maierson

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

(713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “larger accelerated filer,” “accelerated filer” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by Cypress Environmental Partners, L.P., a Delaware limited partnership (the “Registrant”), deregister any and all common units representing limited partner interests of the Registrant (the “Common Units”), remaining unissued, and any other securities issuable by the Registrant, under the following Registration Statements on Form S-8, in each case as amended by any post-effective amendments thereto (each, a “Registration Statement,” and collectively, the “Registration Statements”), filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (No. 333-230381), which was filed with the SEC on March 18, 2019, registering 1,317,400 Common Units issuable under the Cypress Energy Partners, L.P. 2013 Long-Term Incentive Plan (as amended, the “2013 Plan”); and

•

Registration Statement on Form S-8 (No. 333-234709), which was filed with the SEC on November 15, 2019, registering 500,000 Common Units issuable under the Cypress Energy Partners, L.P. Employee Unit Purchase Plan (as amended, the “Unit Purchase Plan”);

in each case, plus such indeterminate number of Common Units as may have been issuable to prevent dilution resulting from one or more unit splits, unit distributions, or similar transactions in accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), and the terms of the applicable Registrant plan.

The Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of each Registration Statement and, in accordance with the undertakings made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Common Units that were registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused each of these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on April 14, 2022.

Cypress Environmental Partners, L.P. By: Cypress Environmental Partners GP, LLC, its general partner

By:	/s/ Richard M. Carson
Name:	Richard M. Carson
Title:	Senior Vice President and General Counsel

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.